Exhibit 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
May 6, 2014

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS FIRST QUARTER 2014 RESULTS

Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) reported  first quarter 2014 net income of $10.4 million, or $0.21 per diluted share, compared to net income of $7.1 million, or $0.14 per diluted share, for the same period of 2013.  The first quarter 2014 results include $2.0 million, or $0.04 per diluted share, of after-tax realized gains, compared to $0.2 million, or less than $0.01 per diluted share, for the same period in 2013.

The GAAP combined ratio improved by 1.2 percentage points to 99.9% in the first quarter 2014 from 101.1% in 2013. This improvement reflects continued stabilization of reserves, improved current accident year loss experience and earned rate increases in excess of loss ratio trends.  These improvements were somewhat offset by the costs of using an unaffiliated insurance company for policy issuance, non-recurring severance costs and the deleveraging impact of the anticipated reduction in earned premium associated with the Company’s efforts to terminate unprofitable business.

Net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, was $8.4 million or $0.17 per diluted share, for the first quarter 2014 compared to net operating income of $6.9 million, or $0.14 per diluted share, for the first quarter 2013.

The first quarter 2014 results include a pre-tax decrease in net ultimate loss estimates for accident years 2013 and prior of $0.7 million, or 0.4 percentage points of the loss and LAE ratio.

Commenting on the first quarter 2014 results, Robert S. Cubbin, President and Chief Executive Officer, stated: ”Our first quarter results reflect the impact of our actions to improve our underwriting performance and drive overall profitability going forward.  We remain focused on improving our risk profile, stabilizing our loss reserves and strengthening our capital position. Our results for the quarter give us confidence that we remain on track to deliver upon the 2014 guidance we previously provided.”

The accident year loss and LAE ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, was 63.9% for the first quarter 2014, compared to 69.3% in the first quarter 2013, an improvement of 5.4 percentage points. Excluding the impact of the previously terminated Swiss Re Multi Line Quota Share Reinsurance Treaty, the accident year loss and LAE ratio improved 3.3 percentage points to 62.7% for 2014, from 66.0% in 2013.  This improvement reflects a 4.8 percentage point improvement relating to earned rate increases of 10.7% which are approximately 9.0 percentage points in excess of loss ratio trends; approximately 1.0 percentage point improvement from underwriting actions and a 2.4 percentage point improvement from the cessation of earned premium from the run-off of terminated business.  These cumulative implied improvements were tempered by a more conservative loss ratio selection for the 2014 accident year.  This selection was within the standard actuarial methods and based on the inherent risks associated with a less mature accident year.

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The expense ratio was 36.4% for the first quarter 2014 compared to 29.7% in the first quarter 2013. The first quarter 2014 expense ratio, excluding the impact of the Swiss Re Multi Line Quota Share Reinsurance treaty, was 36.9% compared to 31.6% in the same period of 2013, or an increase of 5.3 percentage points.  This increase largely reflects the impact of non-recurring severance costs of 1.0 percentage point, the cost associated with the use of an unaffiliated “A” rated insurance company for policy issuance of 1.8 percentage points, deleveraging fixed costs in relation to the decrease in earned premium of approximately 2.0 percentage points, and the remaining 0.5 percentage point increase reflects shifts in the mix of business.

The first quarter 2014 gross written premium decreased to $201.7 million, compared to $267.7 million in the same period of 2013. The decline in premium, as expected, is attributed to the termination of, or the reduction of premium in certain programs for which pricing and underwriting did not meet the Company’s standards and was offset by an overall 6.8% written rate increase.

Commenting further on the first quarter 2014 results, Mr. Cubbin, stated, “We are gratified by the loyalty exhibited by our production partners.  This loyalty has resulted in our ability to stabilize our premium flow, secure additional rate increases where needed and continue to see new business in mature, proven programs.”

Pre-tax profit from net commissions and fee revenue for the first quarter stayed relatively flat at $3.6 million.

First quarter 2014 general corporate expenses and amortization expenses stayed relatively flat compared to the same period in 2013.  First quarter 2014 general corporate expenses were $1.6 million, compared to $1.5 million in 2013.  Amortization expense was $1.0 million in the first quarter 2014, compared to $1.1 million in 2013.

2014 Guidance Reiterated

The Company reiterates its guidance for 2014 expecting gross written premium for 2014 to be between $775 million and $800 million. Management also expects the Company’s net operating income to be between $25 million and $35 million or between $0.50 and $0.70 per share for 2014. The combined ratio is expected to be between 99% and 100%.

Other Matters

Dividends:
On April 25, 2014, the Board of Directors declared a quarterly dividend of $0.02 per share payable on May 28, 2014 to shareholders of record as of May 12, 2014.

Debt to Equity Ratio:
At March 31, 2014, Meadowbrook’s debt-to-equity ratio was 30% excluding the Debentures and the drawdown of $30.0 million on Meadowbrook’s Federal Home Loan Bank (“FHLB”) credit facility, against which the Company carries $37.1 million of high quality fixed income securities that match the maturity of the FHLB credit facility.  Including the Debentures and the FHLB credit facility the debt-to-equity ratio was 55.7%.

Investment Portfolio:
At March 31, 2014, average pre-tax book yield, excluding cash and cash equivalents was 3.0%, compared to 3.1% at December 31, 2013. The tax-equivalent yield, excluding cash and cash equivalents was 3.6% at March 31, 2014 and December 31, 2013.  The tax adjusted effective duration of the portfolio was 4.2 and 4.4 years at March 31, 2014 and December 31, 2013, respectively.

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Shareholders’ Equity:
Shareholders’ equity was $431.8 million, or $8.62 per common share, at March 31, 2014, compared to $413.4 million, or $8.29 per common share, at December 31, 2013.  The increase was primarily driven by the first quarter net income of $0.21 per share and an increase in net unrealized gains on available for sale securities of $0.17 per common share.  Tangible book value per share was $8.04.

Statutory Surplus:
At March 31, 2014, the combined statutory surplus increased $8.5 million to $496.7 million, compared to $488.2 million at December 31, 2013.

Premium Leverage Ratios: As of March 31, 2014, on a trailing twelve month statutory combined basis, the gross and net premium leverage ratios were 1.8 to 1.0 and 1.3 to 1.0, respectively, down from 1.9 to 1.0 and 1.4 to 1.0 at December 31, 2013.

Cash Flows from Operations:
For the first quarter 2014, cash flows provided by operating activities were $21.8 million, compared to cash flows from operating activities of $2.6 million for the first quarter 2013. The increase in operating cash flows is primarily related to the Swiss Re Multi Line Quota Share Reinsurance Treaty that provided a net cash inflow of $11.1 million in the first quarter of 2014, compared to a net cash outflow of $9.1 million in the first quarter of 2013.

Non-GAAP Measures

Statutory Surplus

Statutory surplus is a non-GAAP measure with the most directly comparable financial GAAP measure being shareholders’ equity. The following is a reconciliation of statutory surplus to shareholders’ equity for the first quarter:

Meadowbrook Insurance Group, Inc.
Consolidated Statutory Surplus to GAAP Shareholders' Equity
 For Period Ending: March 2014

Statutory Consolidated Surplus		496,683

Statutory to GAAP differences:
Deferred policy acquisition costs	66,435
Other	(1,398)

Total Statutory to GAAP differences		65,037

Total Non-Regulated Entities		(129,926)

GAAP Consolidated Shareholders' Equity		431,794

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Net Operating Income and Net Operating Income Per Share

Net operating income and net operating income per share are non-GAAP measures that represent net income excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP measures to net operating income and net operating income per share are net income and net income per share, respectively. Net operating income and net operating income per share are intended as supplemental information and are not meant to replace net income or net income per share. Net operating income and net operating income per share should be read in conjunction with our GAAP financial results. The following is a reconciliation of net operating income to net income, as well as net operating income per share to net income per share:

	For the Three Months Ended March 31,
	2014	2013
	(In thousands, except share and per share data)
Net operating income	$8,390	$6,877
Net realized gains, net of tax	1,966	205
Net income	$10,356	$7,082

Diluted earnings per common share:
Net operating income	$0.17	$0.14
Net income	$0.21	$0.14
Diluted weighted average common shares outstanding	49,984,743	49,845,023

Management uses net operating income and net operating income per share as components to assess our performance and as measures to evaluate the results of our business. Management believes these measures provide investors with valuable information relating to our ongoing performance that may be obscured by the net effect of realized gains and losses as a result of the Company’s market risk sensitive instruments, which primarily relate to fixed income securities that are available for sale and not held for trading purposes. Realized gains and losses may vary significantly between periods and are generally driven by external economic developments, such as capital market conditions. Accordingly, net operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from the Company’s ongoing business operations and the underlying profitability of the Company’s business. Accordingly, management believes it is useful for investors to evaluate net operating income and net operating income per share, along with net income and net income per share when reviewing and evaluating Meadowbrook’s performance.

Accident Year Loss and LAE Ratio

The accident year loss and LAE ratio is a non-GAAP measure and represents the Company’s net loss and LAE ratio excluding the impact of any adverse or favorable development on prior year loss and LAE reserves. The most directly comparable financial GAAP measure to the accident year loss ratio and LAE is the net loss and LAE ratio. The accident year loss and LAE ratio is intended as supplemental information and is not meant to replace the loss and LAE ratio. The accident year loss ratio should be read in conjunction with the GAAP financial results. The following is a reconciliation of the accident year loss ratio to the net loss and LAE ratio:

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	For the Three Months Ended March 31,
	2014	2013
Accident year combined ratio	100.3%	99.0%
(Decrease) increase in net ultimate loss estimates on prior year loss reserves	-0.4%	2.1%
GAAP combined ratio	99.9%	101.1%

Management uses the accident year loss and LAE ratio as one component to assess the Company’s current year performance and as a measure to evaluate, and if necessary, adjust pricing and underwriting. Meadowbrook’s net loss and LAE ratio is based on calendar year information. Adjusting this ratio to an accident year loss and LAE ratio allows us to evaluate information based on the current year activity. Management believes this measure provides investors with valuable information for comparison to historical trends and current industry estimates. Management also believes that it is useful for investors to evaluate the accident year loss and LAE ratio and net loss and LAE ratio separately when reviewing and evaluating the Company’s performance.

Conference Call

Meadowbrook’s 2014 first quarter results will be discussed by management in more detail on Wednesday, May 7, 2014 at 9:00 a.m. EST.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through May 21, 2014 by dialing 1-877-660-6853 and referring to conference ID #13580625.  The webcast will be archived and available for replay through August 7, 2014.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These factors and risks include, but are not limited to: actual loss and loss adjustment expenses exceeding our reserve estimates; competitive pressures in our business; the failure of any of the loss limitation methods we employ; a failure of additional capital to be available or only available on unfavorable terms; our geographic concentration and the business, economic, natural perils, man- made perils, and regulatory conditions within our most concentrated region; our ability to appropriately price the risks we underwrite; goodwill impairment risk employed as part of our growth strategy; efforts with regard to the review of strategic alternatives; actions taken by regulators, rating agencies or lenders, including the impact of the downgrade by A.M. Best of the Company’s insurance company subsidiaries’ financial strength rating, the lowering of the outlook of this rating from “stable” to “negative”, A.M. Best’s downgrade of our issuer credit rating and any other future action by A.M. Best with respect to such rating; increased risks or reduction in the level of our underwriting commitments due to market conditions; a failure of our reinsurers to pay losses in a timely fashion, or at all; interest rate changes; continued difficult conditions in the global capital markets and the economy generally; market and credit risks affecting our investment portfolio; liquidity requirements forcing us to sell our investments; a failure to introduce new products or services to keep pace with advances in technology; the new federal financial regulatory reform; our holding company structure and regulatory constraints restricting dividends or other distributions by our insurance company subsidiaries; minimum capital and surplus requirements imposed on our insurance company subsidiaries; acquisitions and integration of acquired businesses resulting in operating difficulties, which may prevent us from achieving the expected benefits; our reliance upon producers, which subjects us to their credit risk; loss of one of our core selected producers; our dependence on the continued services and performance of our senior management and other key personnel; our reliance on our information technology and telecommunications systems; managing technology initiatives and obtaining the efficiencies anticipated with technology implementation; a failure in our internal controls; the cyclical nature of the property and casualty insurance industry; severe weather conditions and other catastrophes; the effects of litigation, including the previously disclosed class action litigation or any similar litigation which may be filed in the future; state regulation; assessments imposed upon our insurance company subsidiaries to provide funds for failing insurance companies; and other risks identified in the Company’s reports filed with the Securities and Exchange Commission, any of which may have a material and adverse effect on the Company’s results of operations and financial condition. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	MARCH 31,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2014	2013

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,701,859	$1,667,804
Premium and agents balances	195,418	214,144
Reinsurance recoverable	532,690	519,884
Deferred policy acquisition costs	66,436	62,773
Prepaid reinsurance premiums	49,400	63,908
Goodwill	5,644	5,644
Other assets	207,147	227,685

Total Assets	$2,758,594	$2,761,842

LIABILITIES
Loss and loss adjustment expense reserves	$1,618,999	$1,616,521
Unearned premium reserves	339,269	354,367
Debt (1)	159,597	160,723
Debentures	80,930	80,930
Other liabilities	128,005	135,888
Total Liabilities	2,326,800	2,348,429

STOCKHOLDERS' EQUITY
Common stockholders' equity	431,794	413,413

Total Liabilities & Stockholders' Equity	$2,758,594	$2,761,842

Book value per common share	$8.62	$8.29

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$8.12	$7.96

Tangible book value per common share	$8.04	$7.68

(1) Includes $30.0 million drawdown on the Federal Home Loan Bank ("FHLB") credit facility, under which the Company carried $37.1 million and $31.0 million of high quality fixed income securities that match the maturity of the FHLB credit facility at March 31, 2014 and March 31, 2013, respectively.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS
Share & Per Share Data)	ENDED MARCH 31,

SUMMARY DATA	2014	2013

Gross written premiums	$201,695	$267,665
Net written premiums	161,949	194,815

REVENUES
Net earned premiums	$162,539	$170,588
Net commissions and fees	12,047	9,634
Net investment income	11,261	11,140
Net realized gains	3,025	316
Total Revenues	188,872	191,678
EXPENSES
Net losses and loss adjustment expenses	103,190	121,816
Policy acquisition and other underwriting expenses	59,198	50,605
General selling and administrative expenses	8,495	6,023
General corporate expenses	1,633	1,516
Amortization expense	987	1,071
Interest expense	3,462	2,197
Total Expenses	176,965	183,228

INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	11,907	8,450
Income tax expense	2,846	1,836
Equity earnings of affiliates, net of tax	1,293	438
Equity earnings of unconsolidated subsidiaries, net of tax	2	30
NET INCOME	$10,356	$7,082

Less: Net realized gains, net of tax	1,966	205

NET OPERATING INCOME (1)	$8,390	$6,877

Diluted earnings per common share
Net income	$0.21	$0.14
Net operating income	$0.17	$0.14
Diluted weighted average common shares outstanding	49,984,743	49,845,023

GAAP ratios:
Loss & LAE ratio	63.5%	71.4%
Other underwriting expense ratio	36.4%	29.7%
GAAP combined ratio	99.9%	101.1%

(1) While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating income is net income less realized gains net of taxes associated with such gains.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS
	ENDED MARCH 31,

	2014	2014	2013	2013

	As reported	Excluding Quota Share Surplus Relief	As reported	Excluding Quota Share Surplus Relief
Net earned premium	$162,539	$175,549	$170,588	$219,040
Net losses & loss adjustment expenses(1)	103,190	109,699	121,816	148,222
Policy acquisition and other underwriting expenses	59,198	64,789	50,605	69,259
Profit (loss) from net earned premium	151	1,061	(1,833)	1,559
Net investment income	11,261	11,261	11,140	11,140
Profit from insurance operations	$11,412	$12,322	$9,307	$12,699

Net commissions and fees	$12,047	$12,047	$9,634	$9,634
General selling & administrative expenses	8,495	8,495	6,023	6,023
Profit from net commissions & fees	$3,552	$3,552	$3,611	$3,611

General corporate expense	$1,633	$1,633	$1,516	$1,516
Amortization expense	987	987	1,071	1,071
Interest expense	3,462	3,462	2,197	2,197
Other expenses	$6,082	$6,082	$4,784	$4,784

Profit from insurance operations	$11,412	$12,322	$9,307	$12,699
Profit from net commissions & fees	3,552	3,552	3,611	3,611
Other expenses	(6,082)	(6,082)	(4,784)	(4,784)
Net capital gains	3,025	3,025	316	316
Pretax Profit	$11,907	$12,817	$8,450	$11,842

Key ratios:
GAAP combined ratio	99.9%	99.4%	101.1%	99.3%
Accident year combined ratio (2)	100.3%	99.6%	99.0%	97.6%
Accident year combined ratio (2), excluding the policy issuance fee	98.3%	97.8%	99.0%	97.6%

(1) The three months ended March 31, 2014 include a decrease in net ultimate loss estimates for 2013 and prior accident years of $714K and the three months ended March 31, 2013 include an increase in net ultimate loss estimates for 2012 and prior accident years of $3,640K.

(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.

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